Exhibit 99.1

MCEWEN MINING PROVIDES FIRST QUARTER 2012

OPERATIONAL AND DEVELOPMENT UPDATE

TORONTO, ONTARIO - (May 8, 2012) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to provide a summary of the First Quarter, including operational and development updates for its projects in Argentina, Mexico and Nevada.

Balance Sheet $66.7 Million Liquid Assets - No Debt

At the end of the First Quarter, McEwen Mining had cash and liquid assets of US$66.7 million, comprised of cash of US$41.1 million, silver and gold bullion at market value of US$21.4 million, short-term investments of US$3.1 million and marketable securities of US$1.1 million. The company continues to hold a significant portion of its treasury in bullion with the belief that prices will continue to rise. The company remains debt free.

On February 24, 2012, McEwen Mining received its first dividend payment from its 49% ownership in the San José mine, totaling US$9.4 million. We expect to receive further dividends from the San José mine during 2012, although the timing and amount will depend upon precious metals prices, production levels, operating costs, capital expenditures, Argentine central bank and government restrictions, other factors beyond our control.

For the remainder of 2012, company-wide exploration and construction expenditures, including down payments on long lead time equipment for El Gallo Phase 2, are expected to total approximately US$50 million. This amount will be funded with existing cash and liquid asset balances, expected dividends from the San José mine and cash flow from Phase 1 of the El Gallo Complex, which is expected to commence production during the second half of the year.

San José Mine, Argentina (49%)

Final production results for the San José mine during the First Quarter totaled 20,357 ounces of gold and 1,355,678 ounces of silver or 45,936 ounces of gold equivalent (converting the silver into gold using a 53:1 exchange ratio) (100% basis).  The San José mine remains on target to meet full-year production guidance of 85,000 ounces of gold and 5.7 million ounces of silver or 192,500 ounces of gold equivalent.

Cash Costs during the period totaled US$697 per ounce gold and US$13.90 per ounce silver on a co-product basis (calculated by applying the attributable cost to each ounce of gold and silver produced). Gold equivalent cash costs totaled US$719 per ounce gold (converting the cash cost of producing an ounce of silver into the gold equivalent using a 53:1 exchange ratio). The average grade of ore processed during the First Quarter was 5.98 gpt gold and 416 gpt silver. Gold and silver recoveries averaged 91.6% and 87.8%, respectively.

During the First Quarter 15,250 meters of diamond drilling was completed at the San José mine. This year a total of 110,000 meters or $14 million has been budgeted for exploration at the mine. This represents more than double the 2011 exploration budget.

SAN JOSÉ MINE PRODUCTION COMPARISION (100% BASIS)*	Q1 2012	Q4 2011	Q1 2011
Ore production (tonnes)	115,531	126,675	113,696
Average head silver (gpt)	416	412	459
Average grade gold (gpt)	5.98	5.68	6.08
Average silver recovery (%)	87.8	86.6	90.8
Average gold recovery (%)	91.6	90.5	96.4
Silver produced (k oz)	1,356	1,454	1,522
Gold produced (k oz)	20.36	20.93	21.41
Silver sold (k oz)	1,032	1,750	1,342
Gold sold (k oz)	14.34	24.95	17.63
Co-product cash cost Au (US$)	697	689	514
Co-product cash cost Ag (US$)	13.90	13.10	11.70

*McEwen Mining holds a 49% attributable interest in the San José mine.

El Gallo Complex, Mexico (100%)

El Gallo Phase 1 construction is scheduled to be completed by mid-year. Capital costs to complete the project continue to be estimated at US$15 million. Key areas of advancement during the First Quarter include the crushing plant (60% complete), process plant (60% complete), and heap leach pad expansion (50% complete). Since December, 190,500 tonnes of material at an average grade of 1.29 gpt gold has been mined and stockpiled, totaling 7,900 ounces of gold. This represents approximately 2 months of production.

During the First Quarter, 14,000 meters of diamond drilling was completed at the El Gallo Complex. An updated resource estimate, which was scheduled for the end of April has been delayed by one month. The delay is primarily the result of high demand within the industry for resource contractors.

El Gallo Phase 1 is expected to produce 10,000 ounces of gold during the second half of 2012 and continue at 30,000 of gold per year after ramp-up. Once Phase 2 construction is completed during 2014, El Gallo is forecasted to produce approximately 5 million ounces of silver and 35,000 ounces of gold per year or 130,000 ounces of gold equivalent. (A photo library showing bi-weekly progress can be viewed by clicking here: http://mcewenmining.com/Media-Events/Galleries/El-Gallo-Photos/default.aspx)

Gold Bar Project, Nevada (100%)

Gold Bar is forecasted to produce 50,000 ounces of gold per year at a cash cost of US$700 per ounce. The project is located on public lands managed by the Bureau of Land Management (BLM). The BLM and the Nevada Division of Environmental Protection will be the primary regulatory agencies responsible for approving the permit to mine.

McEwen Mining is advancing the permitting process by collecting baseline data in accordance with the BLM guidelines. It is expected that this phase will continue for at least 12 months.

Los Azules Copper Project, Argentina (100%)

Since January, a total of 2,850 meters of core drilling was completed at the Los Azules project, one of the world’s largest undeveloped copper deposits. This was less than the originally estimated 8,000 meters. Difficult ground conditions not only slowed the pace of drilling but prevented many of the holes from reaching target depth. Results from the completed drill holes are currently being assayed and will be released in approximately 2 weeks.

In order to solve the problems encountered with the recent drilling at Los Azules, McEwen Mining signed a contract with Major Drilling to provide four core drills, which are considerably more powerful than the ones used this season. The company believes this will increase the likelihood of reaching target depths (+500 meters), where high-grade copper mineralization has been discovered. McEwen Mining anticipates starting the upcoming drill season in October, adding 3 months to the program and permitting a helicopter pad that would allow the drills to operate 12 months a year.

In addition, an updated resource estimate will be published by mid-year, which will incorporate the 7,350 meters of drilling completed in the current and previous seasons.

A portion of the Los Azules Copper Project is subject to litigation in the Courts of British Columbia. Shareholders and other interested parties are encouraged to review our most recent quarterly filings for detailed information. The trial is set to commence in November 2012 and last for approximately six weeks.

Santa Cruz Exploration, Argentina (100%)

During the First Quarter, a total of 2,950 meters of percussion drilling was completed on McEwen Mining’s Celestina project near Anglo Ashanti’s Cerro Vanguardia mine (Annual production: 230,000 gold ounces - 0.9 million silver ounces). Through this exploration, a number of targets have been defined for core drilling. The Company plans to continue drilling into mid-May, prior the onset of Argentinian winter.

The drill permits for McEwen Mining’s 100% owned claim package adjacent to the San José mine and Goldcorp’s Cerro Negro project are in review with the provincial government. The Company has been notified that the earliest these permits could be approved would be by the end of the Second Quarter of 2012. The Company is planning to establish a drilling program to commence in the Third Quarter of 2012, which marks the beginning of Argentinian spring.

McEwen Mining Annual General Meeting

McEwen Mining Annual General Meeting will be held on May 17, 2012 at 4pm at the Wellington Ballroom of the Ritz-Carlton, located at 181 Wellington Street West, Toronto, Ontario, Canada, M5V 3G7.

This news release has been reviewed and approved by William Faust, P.E, McEwen Mining’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by 2015 by creating a high growth, low-cost, mid-tier silver and gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo Complex in Sinaloa, Mexico; the Gold Bar Project in Nevada, US; the Los Azules Project in San Juan, Argentina and a large portfolio of exploration properties in Argentina, Nevada and Mexico. In 2012, McEwen Mining is planning to spend approximately US$40 million on exploration.

McEwen Mining has 267,919,384 shares issued and outstanding. Rob McEwen, Chairman, President and CEO, owns 25% of the shares of the Company. As of March 31, 2012, McEwen Mining had cash and liquid assets of US$66.7 million, comprised of cash of US$41.1 million, silver and gold bullion at market value of

US$21.4 million, short-term investments of US$3.1 million and marketable securities of US$1.1 million. The Company continues to hold a significant portion of its treasury in bullion with the belief that prices will continue to rise.

Reliability of Information

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. This press release is based entirely on information provided to McEwen Mining by Minera Santa Cruz S.A. (MSC). McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release. As the Company is not the operator of the San José mine, there can be no assurance that production information reported to the Company by MSC is accurate, the Company has not independently verified such information and readers are therefore cautioned regarding the extent to which they should rely upon such information.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements and information, including “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this press release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, risks related to business integration as a result of the business combination between US Gold and Minera Andes, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, risks related to litigation including specifically but not limited to ongoing litigation with respect to the Los Azules property which if resolved adversely to the Company, would materially affect the Company’s ability to develop the Los Azules project, property title, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. On January 24, 2012, US Gold Corporation and Minera Andes Inc. completed a business combination wherein US Gold acquired Minera Andes and was renamed McEwen Mining Inc. See US Gold’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”; and, Minera Andes’ Annual Information Form, filed on SEDAR (www.sedar.com), and its Form 40F, available on EDGAR (www.sec.gov), for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

CAUTIONARY NOTE TO US INVESTORS

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408	Mailing Address 181 Bay Street Suite 4750 Toronto, ON M5J 2T3 PO box 792 E-mail: info@mcewenmining.com